UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 18, 2005

UNUMPROVIDENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11834	62-1598430
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 18, 2005, the Compensation Committee of the Board of Directors of UnumProvident approved grants to its named executive officers, Messrs. Watjen, Best, Copeland, Greving, and McCarthy, and to Messrs. Foley, Edgren and Madeja who also are executive officers, of restricted stock under the Company’s Stock Plan of 1999. The restricted stock awards vest on the second anniversary of the date of grant, provided, however, that the restrictions will lapse immediately upon (i) the executive’s termination of employment by reason of death, disability or retirement, or (ii) the occurrence of a change in control (as such terms are defined in his employment agreement or change in control agreement, as the case may be). The Stock Plan of 1999 and the form of Restricted Stock Award Agreement granted to such officers on February 18, 2005 are filed as Exhibit 10.1 and Exhibit 10.2 to this Report, and are incorporated herein by reference.

Also on February 18, 2005, the Compensation Committee certified achievement of performance goals for fiscal year 2004 and authorized payments to participants under the Management Incentive Compensation Plan of 2004. The goals for fiscal year 2004 were based on return on equity, expense ratio and earned premium. Target awards were established and communicated to the participants in February 2004, with the maximum bonus opportunity for an executive of 200% of his or her target award. Pursuant to the Plan the Committee disregarded the effect on ROE of two unusual and non-recurring charges and one unusual and non-recurring item related to the transaction involving the Company’s individual income protection closed block and the multistate market conduct examination settlement agreement, and the effect of a judgment obtained in certain refund litigation and settlements of certain IRS examinations. Payments were approved for the Company’s named executive officers, Messrs. Watjen, Best, Copeland, Greving and McCarthy, and to Messrs. Edgren, Foley and Madeja who also are executive officers.

The Compensation Committee approved the increase of the salaries of its named executive officers, Messrs. Watjen, Best, and McCarthy and to Messrs. Foley and Madeja who also are executive officers The increase in salaries ranged from 1.4% to 13.6% of current annual base salary. The increase will be effective March 1, 2005.

On February 18, 2005, the Board approved the Amended and Restated Non-Employee Director Compensation Plan of 2004 (“Director Plan”) a copy of which is filed as Exhibit 10.3 to this Report and incorporated herein by reference. Under the Director Plan, the Company pays its non-employee directors an annual retainer of $80,000, chairs of the standing committees, with the exception of the Executive Committee, receive an additional retainer of $7,500, and all directors receive a fee of $2,000 for each regular and special meeting of the Board and committees, including special committees, on which a director participates in person. The fee for each board or committee meeting attended by teleconference is $500. Employees of the Company are not participants in the Director Plan. The Plan as amended allows each director to elect to receive retainers and fees in the form of cash and/or deferred share rights. Previously, meeting fees were paid only in cash. The amendments to the Director Plan also include technical amendments to bring the Director Plan into compliance with new Section 409A of the Internal Revenue Code of 1986 as amended, including revised definitions of disability and hardship, and the timing of elections.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this Report:

10.1	UnumProvident Corporation Stock Plan of 1999.

10.2	UnumProvident Corporation Form of Restricted Stock Award Agreement.

10.3	UnumProvident Corporation Amended and Restated Non-Employee Director Compensation Plan of 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UnumProvident Corporation (Registrant)

Date: February 24, 2005.	By:	/s/ Susan N. Roth
		Name:	Susan N. Roth
		Title:	Vice President, Corporate Secretary and Assistant General Counsel

INDEX TO EXHIBITS

EXHIBIT

10.1	UnumProvident Corporation Stock Plan of 1999.

10.2	UnumProvident Corporation Form of Restricted Stock Award Agreement.

10.3	UnumProvident Corporation Amended and Restated Non-Employee Director Compensation Plan of 2004.